Filed Pursuant to Rule 433

Dated September 21, 2015

Registration Statement No. 333-203999

Relating to

Preliminary Prospectus Supplement Dated September 21, 2015 to

Prospectus dated May 8, 2015

Federal Realty Investment Trust

2.550% Notes due 2021

Term sheet dated September 21, 2015

Issuer:	Federal Realty Investment Trust

Security:	2.550% Notes due 2021

Expected Ratings*:	A3/A-/A-
(Moody’s / S&P / Fitch)

Aggregate Principal Amount:	$250,000,000

Trade Date:	September 21, 2015

Settlement Date:	September 28, 2015 (T+5)

Maturity Date:	January 15, 2021

Interest Payment Dates:	January 15 and July 15, beginning on January 15, 2016

Benchmark Treasury:	1.375% due August 31, 2020

Benchmark Treasury Price/Yield:	99-13+ / 1.497%

Spread to Benchmark Treasury:	+110 basis points

Yield to Maturity:	2.597%

Coupon (Interest Rate):	2.550% per year

Price to Public:	99.771% of principal amount, plus accrued interest, if any, from September 28, 2015

Redemption Provision:	At any time before December 15, 2020, make-whole call based on U.S. Treasury plus 20 basis points (0.20%); if redeemed on or after December 15, 2020, at 100% of the principal amount of the notes being redeemed, in each case plus accrued and unpaid interest thereon to, but excluding, the redemption date

CUSIP/ISIN:	313747 AW7 / US313747AW72

Joint Book-Running Managers:	Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Co-Managers:	Capital One Securities, Inc.
PNC Capital Markets LLC
Regions Securities LLC
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
BBVA Securities Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it from (i) Wells Fargo Securities, LLC toll free at 1-800-645-3751, (ii) J.P. Morgan Securities LLC collect at 1-212-834-4533, or (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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